Exhibit 11- Computation of Earnings Per Share
BRIDGE  BANCORP,  INC.  AND SUBSIDIARY
Unaudited Computation of Per Share Income
                                                       Three months ended June 30,    Six months ended June 30,
                                                               2001           2000           2001          2000
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Net Income                                               $1,676,000     $1,250,000     $3,133,000    $2,460,000

Common Equivalent Shares:

Weighted Average Common Shares Outstanding                4,208,659      4,237,597      4,211,448     4,244,081
Weighted Average Common Equivalent Shares                    28,738         20,773         26,762        22,026
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Weighted Average Common and Common Equivalent Shares      4,237,397      4,258,370      4,238,210     4,266,107
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